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I-trax

4 Hillman Drive, Suite 130
Chadds Ford, PA 19317
(610) 459-2405 www.i-trax.com





I-trax Contact:           PR Contact:            Investor Contact:
Janice MacKenzie          Karen Higgins          Jody Burfening / Chris Witty
I-trax, Inc.              Sagefrog Marketing     Lippert/Heilshorn & Associates,
(610) 459-2405 x109       (610) 831-5723         Inc.
jlmackenzie@i-trax.com    karenh@sagefrog.com    (212) 201-6609
                                                 cwitty@lhai.com


FOR IMMEDIATE RELEASE
---------------------


                       I-TRAX ANNOUNCES RESTRUCTURING TO
                    IMPROVE PROFITABILITY AND FOCUS ON GROWTH
                    -----------------------------------------


CHADDS FORD, PA, June 28, 2005 -- I-trax, Inc. (Amex: DMX), a leader in integrated health and productivity management, announced today that it is implementing a restructuring plan that will allow the company to better focus on its core growth opportunities while improving profitability. As part of this effort, I-trax has concluded that certain products and services were no longer essential to I-trax's integrated business model. The restructuring is expected to reduce annual expenses by more than $3.5 million.

I-trax will take a charge in the second quarter in the range of $12 to $16 million, with the final amount to be announced at a later date. This expense will be primarily comprised of severance costs and non-cash impairment charges associated with certain software development costs, goodwill, and other intangibles. As part of the restructuring, the company has eliminated 33 positions, primarily within the company's Chadds Ford, Pennsylvania headquarters and the Care Communications Center in Omaha, Nebraska.

The write-off of software development costs is related to products that are no longer sold by the company and that will not be supported going forward, while the goodwill impairment charge relates primarily to the acquisitions of iSummit Partners, LLC and WellComm Group, Inc. I-trax acquired iSummit Partners, which conceived and designed the company's MyFamilyMD(TM) web-based product, in 2001 and purchased WellComm Group, which operates the Care Communication Center, in 2002. The company will continue to develop solutions that support its integrated on-site offerings but will discontinue development and support for stand-alone software products and services. Today I-trax will file a current report on Form 8-K with the SEC in connection with this announcement.

"Our fundamental goal is to provide our clients with a powerful three dimensional approach which will deliver coordinated care through face-to-face interaction at our on-site health centers, via telephony, and the Internet," said Dixon Thayer, I-trax's chief executive officer. "As a commitment to this goal, we completed an in-depth analysis of our structure and product development efforts and concluded that we must restructure our corporate overhead and redeploy resources to projects that directly support our core vision."



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I-trax, Inc.
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I-trax's chairman,  Frank A. Martin, added, "We will continue to focus on health management solutions, including wellness and disease management, but are shifting resources to those areas that can be integrated with our on-site clinics and pharmacies. These changes will leave I-trax in a stronger position
to  leverage  its  solutions,   provide  better  service  and   cost-containment
strategies to its customers, and improve profitability."

About I-trax
I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. Our focus is on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially, from those expressed in such statements. The important factors include, but are not limited to: demand for the merged companies' products and services and the merged companies' ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; the merged companies' ability to renew and maintain contracts with existing customers under existing terms; and acceptance of I-trax's population health management solutions by the marketplace. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax and CHD Meridian Healthcare are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

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CHD Meridian                                                       I-trax
Healthcare